DLA Piper llp (us)

701 Fifth Avenue

Suite 6900

Seattle, Washington 98104

February 12, 2019

OncoCyte Corporation

1010 Atlantic Avenue, Suite 102

Alameda, California 94501

Ladies and Gentlemen:

We have acted as counsel for OncoCyte Corporation, a California corporation (the “Company”), with respect to certain matters in connection with the offer and sale by the Company (the “Offering”) of up to an aggregate of 10,733,334 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), inclusive of up to 1,400,000 shares of Common Stock offered and sold pursuant to the underwriters’ exercise of an option to purchase additional shares of Common Stock. The Offering is being conducted pursuant to a Registration Statement on Form S-3 (File No. 333-220769) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on October 2, 2017 and declared effective by the Commission on October 16, 2017, the related prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated February 8, 2019 filed with the Commission on February 11, 2019 pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Articles of Incorporation and Bylaws, each as amended and currently in effect, and (c) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company). We have not independently verified any factual matter relating to this opinion. We express no opinion concerning any law other than the corporation laws of the State of California.

On the basis of the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference of our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K to be filed with the Commission (and incorporated by reference into the Registration Statement). In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)
DLA Piper llp (us)